Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Members

Wells Fargo Bank, NA

First Data Merchant Services Corporation; and

The Board of Directors

Wells Fargo Merchant Services, LLC:

We consent to the incorporation by reference in the registration statement on Form S-3 of First Data Corporation of our report dated February 12, 2018, with respect to the balance sheet of Wells Fargo Merchant Services, LLC as of December 31, 2017 and 2016, and the related statements of revenues and expenses, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

August 13, 2018